Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

                Ph: (610) 687-8900     Fax: (610) 687-3688     E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES

RECORD 2005 RESULTS AND 2006 GUIDANCE

REPORTS RECORD NET INCOME AND CASH FLOW

RADNOR, PA (Businesswire) February 8, 2006 – Penn Virginia Corporation (NYSE: PVA) today reported record annual net income of $62.1 million, or $3.31 per diluted share for 2005, compared to $33.4 million, or $1.81 per diluted share, for 2004. Net cash provided by operating activities was a record $230.7 million for 2005, a 58 percent increase over $146.4 million reported for 2004. Operating cash flow, a non-GAAP measure, was also a record $241.6 million for 2005, or 55 percent above $156.0 million reported for 2004. The increases in net income and cash flow were primarily due to increased natural gas revenues as a result of higher commodity prices and production volumes, and increased contributions from the Company’s ownership in Penn Virginia Resource Partners, L.P. (NYSE:PVR), which is reported under the coal and natural gas midstream segments below. The increase in 2005 net income was reduced by increased interest expense and by non-cash unrealized losses on derivatives. A reconciliation of non-GAAP financials measures appears in the financial tables later in this release.

For the fourth quarter of 2005, operating income was a record $60.3 million and quarterly net income was a record $27.4 million, or $1.46 per diluted share, compared to fourth quarter 2004 operating income of $15.3 million and net income of $4.7 million, or $0.25 per diluted share. Net cash provided by operating activities was a record $81.8 million, a 77 percent increase over $46.2 million reported for the fourth quarter of 2004 and 28 percent higher than the previous record of $63.8 million established in the third quarter of 2005. Operating cash flow, a non-GAAP measure, was a record $74.7 million, a 58 percent increase over the fourth quarter of 2004, and 12 percent higher than the previous record established in 2005’s third quarter. As was the case with the full-year results for 2005, the increases in the fourth quarter 2005 results were primarily due to increased natural gas revenues caused by higher commodity prices and production volumes and increased contributions from the Company’s ownership in PVR, which is reported under the coal and natural gas midstream segments below. The increase in fourth quarter 2005 net income was reduced by increased interest expense and by non-cash unrealized losses on derivatives.

Management Comment

A. James Dearlove, Penn Virginia President and CEO, said, “The success of our growth strategy in all of our businesses and record commodity prices resulted in record-setting performance for the fourth quarter and full-year 2005.

“Our increased operating income and cash flows were the direct result of our record oil and natural gas production levels and price realizations. We intend to continue to exploit our expertise in unconventional plays, therefore approximately 75 percent of our $208 million oil and gas capital expenditures budget for 2006 is devoted to our large, core development projects in Appalachian horizontal coalbed methane (HCBM), the Cotton Valley play in east Texas, and the Mississippi Selma Chalk. Our exploration spending will be spread among projects in south Louisiana, the Williston Basin and various promising ideas involving shale, CBM and tight sands. The goal of our exploration program is to identify meaningful resource plays to supplement our core areas.

“In addition to the strong performance and high commodity prices in our oil and gas business, the Company also benefited from its 39 percent ownership in and control of PVR. As the owner of PVR’s general partner and 7.8 million PVR units, the Company received $21.2 million in cash distributions from PVR during 2005, a 23 percent increase over the $17.3 million received in 2004. PVR announced an eight percent distribution increase in January 2006. During 2005 we also began to realize the benefit from the incentive distribution rights (IDRs) we own as the general partner of PVR, which provide increasing cash flows to the Company as distributions to PVR unitholders increase.

“As we discuss in this release, both the coal and natural gas midstream segments of PVR achieved excellent results in 2005. The acquisition of the natural gas midstream business in March 2005 provided PVR with a significant new growth platform, which we have begun to expand. In addition, PVR was able to complete four coal reserve acquisitions which exposed it for the first time to Illinois Basin coal, strengthened its position in central Appalachia and added to its inventory of infrastructure projects. PVR expects additional growth from both segments in 2006 and beyond.”

Oil and Gas Segment Review

See the Company’s February 3, 2006, news release for a more detailed discussion of fourth quarter 2005 drilling and production operations for the oil and gas segment.

Oil and gas operating income for 2005 was a record $95.6 million, compared to $49.9 million reported for 2004. Total oil and gas revenues increased by 50 percent to $226.8 million from $151.7 million in 2004. Higher realized prices for natural gas accounted for approximately 70 percent of the revenues increase. The average realized sales price for natural gas in 2005, which represented approximately 93 percent of the Company’s equivalent production for the year, was $8.31 per thousand cubic feet (Mcf), an increase of 33 percent from $6.27 per Mcf realized in 2004. A 16 percent increase in natural gas production, from 22.1 billion cubic feet (Bcf) in 2004 to 25.6 Bcf in 2005, accounted for the remaining 30 percent of the revenue increase.

Total oil and gas segment expenses increased 29 percent to $131.2 million in 2005 compared to $101.8 million in 2004, primarily due to the following:

•	Operating expenses increased to $17.3 million, or $0.63 per thousand cubic feet equivalent (Mcfe) produced, in 2005 from $13.9 million, or $0.57 per Mcfe produced, in 2004. The increase was primarily due to additional compressor rental expenses in fields with increased production, downhole maintenance charges associated with HCBM wells in Appalachia and Selma Chalk wells in Mississippi, and increased water disposal charges.

•	Exploration expense increased to $40.9 million in 2005 from $26.1 million in 2004. The increase was primarily due to higher unproved leasehold write-offs and dry hole costs for an unsuccessful exploratory well in south Texas.

•	Impairment charges in 2005 of $4.8 million related to proved reserve revisions for two fields in Texas.

•	Depreciation, depletion and amortization (DD&A) expense increased to $45.7 million, or $1.67 per Mcfe produced, in 2005 from $35.9 million, or $1.47 per Mcfe produced, in 2004. The increase was the result of the production increase, which came from relatively higher cost HCBM and Cotton Valley wells, and general price inflation for equipment, services and tubulars used for drilling and development.

Oil and gas operating income for the fourth quarter of 2005 was a record $44.1 million, compared to $7.4 million reported for the same quarter of 2004. Total revenues in the oil and gas segment increased by 73 percent to $79.1 million from $45.7 million in the fourth quarter of 2004. Increased realized prices for natural gas accounted for approximately 83 percent of the revenue increase. The average realized sales price for natural gas in the fourth quarter of 2005 was $11.22 per thousand cubic feet (Mcf), an increase of 58 percent from $7.11 per Mcf realized in the fourth quarter of 2004. A 12 percent increase in natural gas production, from 6.0 Bcfe in the fourth quarter of 2004 to 6.7 Bcfe in the fourth quarter of 2005, accounted for the remaining 17 percent of the revenue increase.

Total oil and gas segment expenses decreased nine percent to $35.0 million in the fourth quarter of 2005 compared to $38.3 million in the fourth quarter of 2004, due primarily to lower exploration expense and without a loss on assets held for sale as occurred in the fourth quarter of 2004, partially offset by higher operating expenses and DD&A.

•	Operating expenses increased to $5.7 million, or $0.79 per Mcfe produced, in the fourth quarter of 2005 from $4.4 million, or $0.68 per Mcfe produced, in the fourth quarter of 2004. The increase was primarily due to additional compressor rental expenses in fields with increased production and downhole maintenance charges associated with HCBM wells in Appalachia and Selma Chalk wells in Mississippi.

•	DD&A expense increased to $12.0 million, or $1.67 per Mcfe produced, in the fourth quarter of 2005 from $9.9 million, or $1.52 per Mcfe produced, in the fourth quarter of 2004. The increase was the result of the production increase, which came from relatively higher cost HCBM and Cotton Valley wells, and general price inflation for equipment, services and tubulars used for drilling and development.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Full-year 2005 operating income in the coal segment was a record $62.0 million, or 53 percent higher than the $40.5 million reported in 2004. Revenues increased to $95.8 million in 2005 from $75.6 million in 2004, mainly as a result of increased coal royalty revenues, which increased to $82.7 million in 2005 over $69.6 million in 2004. Higher coal prices were the primary reason for increased average royalty per ton, up 23 percent to $2.74 in 2005 from $2.23 in 2004. Coal production from PVR properties decreased to 30.2 million tons in 2005 from 31.2 million tons in 2004, primarily due to reduced production from a lessee’s longwall mining operation which moved off of one of PVR’s subleased central Appalachian properties, and reduced production from PVR’s property in New Mexico. The production decreases were partially offset by production from newly acquired properties in the western Kentucky portion of the Illinois Basin. Other revenues also increased to $13.0 million in 2005 from $6.0 million in 2004, primarily due to increased equity earnings from a coal handling joint venture, additional coal handling and coal transportation-related fees, oil and gas royalty revenues resulting from 2005 acquisitions and revenue from a one-time sale of a bankruptcy claim.

Expenses decreased from $35.1 million in 2004 to $33.8 million in 2005, due primarily to lower operating expenses and DD&A resulting from lower coal production, offset in part by higher general and administrative expenses resulting from higher payroll and compliance-related expenses.

Fourth quarter 2005 operating income in the coal segment was $16.8 million, or 50 percent higher than the $11.2 million reported in the fourth quarter of 2004. The primary reason for the improved operating income was increased revenues resulting from higher coal production, including the new Illinois Basin property, a 19 percent increase in the average royalty per ton and an increase in other revenues from 2005 acquisitions, offset in part by higher payroll-related general and administrative expenses.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Ten-month and fourth quarter 2005 operating income in the natural gas midstream segment acquired in March 2005 from Cantera Gas Resources, LLC (the “Cantera Acquisition”) was $14.9 million and $2.9 million. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were approximately 38.9 billion cubic feet (Bcf), or approximately 127 million cubic feet (MMcf) per day, for the ten months in 2005 and 11.9 Bcf, or approximately 129 MMcf per day, during the fourth quarter. Gross processing margin, consisting of midstream revenues minus the cost of gas purchased, was $43.1 million, or $1.11 per Mcf of plant inlet gas, for the 10 months in 2005 and $12.0 million, or $1.01 per Mcf, during the fourth quarter. Expenses other than cost of gas purchased were $30.1 million for the 10 months and $9.6 million for the fourth quarter.

Partnership Distributions and Conversion of Subordinated Units

PVR recently announced that it will pay a quarterly cash distribution covering the period October 1 through December 31, 2005 in the amount of $0.70 per unit, or an annualized rate of $2.80 per unit, on February 14, 2005, to unit holders of record as of February 3, 2006. This represents an eight percent increase over the distribution of $0.65 per unit, or an annualized rate of $2.60, for the third quarter of 2005 and a 24 percent increase over the distribution for the fourth quarter of 2004.

Penn Virginia Corporation is the general partner of PVR and it owns approximately 7.8 million common and subordinated PVR units. In accordance with the terms of PVR’s partnership agreement, approximately 1.9 million subordinated units converted to common units in November 2005. After this conversion, PVA owned approximately 3.9 million common PVR units; the remaining 3.8 million subordinated units are expected to convert to common units in November 2006 provided minimum quarterly distributions are paid and other conditions are met.

Capital Resources and Impact of Derivatives

As of December 31, 2005, Penn Virginia had borrowed $79 million under its revolving credit facility compared to $76 million at the end of 2004. In December 2005, Penn Virginia amended the credit facility to increase the commitment from $150 million to $200 million, increase the borrowing base from $200 million to $300 million, extend the maturity date from December 2007 to December 2010 and attain a more favorable interest rate. PVR’s outstanding borrowings as of December 31, 2005 were $255.0 million, including $8.1 million of senior unsecured notes classified as current portion of long-term debt, up from $117.7 million as of December 31, 2004. The increase in outstanding borrowings was due to the Cantera Acquisition and coal property acquisitions completed in 2005. Primarily due to increased PVR borrowings and loan placement fees, interest expense increased from $3.1 million in the fourth quarter of 2004 to $4.2 million in the fourth quarter of 2005 and from $7.7 million in 2004 to $15.3 million for full-year 2005.

Net income for the fourth quarter and full-year 2005 decreased by $1.2 million and $3.8 million due to non-cash unrealized losses on derivatives, adjusted for minority interest and taxes. The unrealized losses on derivatives for the fourth quarter resulted from the ineffectiveness of open commodity price hedges related to the oil and gas segment and the natural gas midstream business of PVR, and an adjustment in the midstream segment related to a basis swap that follows mark-to-market accounting. As discussed in previous announcements, also affecting the full-year results was a $13.9 million pre-tax charge recorded during the first quarter of 2005 for mark-to-market adjustments on certain derivative agreements related to the Cantera Acquisition, which represented the majority of the unrealized losses on derivatives recorded by the Company during the first three quarters of 2005.

Guidance for 2006

See the Guidance Table included in this release for guidance estimates for 2006. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss fourth quarter 2005 results and the outlook for 2006, is scheduled for Thursday, February 9, 2006, at 3:00 p.m. EST. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until February 10, 2006, at 11:59 p.m. EST by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 189330. An on-demand replay of the call will also be available at the Company’s website beginning shortly after the call.

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Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production, expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, projected cash flows generated from PVR’s natural gas midstream business; costs and expenditures, market factors, including energy prices generally and, specifically, the relative prices of crude oil, natural gas, coal and NGLs; projected demand for oil, natural gas, coal and NGLs, projected supply of oil, natural gas, coal and NGLs, lessee and customer delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including each of the Company’s and PVR’s Annual Reports on Form 10-K for the year ended December 31, 2004, filed on March 11, 2005 and March 1, 2005, respectively, and subsequently filed interim reports. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Production
Natural gas (MMcf)	6,724	5,974	25,550	22,079
Oil and condensate (Mbbl)	72	89	302	396
Total oil, condensate and natural gas production (MMcfe)	7,156	6,508	27,362	24,455
Coal royalty tons (thousands)	7,731	7,316	30,227	31,181
Inlet volumes (MMcf)	11,912	—	38,875	—
Prices and margin
Natural gas ($/Mcf)	$11.22	$7.11	$8.31	$6.27
Oil and condensate ($/Bbl)	$50.89	$39.27	$45.67	$33.75
Coal royalties ($/ton)	$2.82	$2.36	$2.74	$2.23
Midstream processing margin ($/Mcf)	$1.01	$—	$1.11	$—

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues
Natural gas	$75,416	$42,484	$212,427	$138,422
Oil and condensate	3,664	3,495	13,792	13,364
Natural gas midstream	133,650	—	347,000	—
Coal royalties	21,804	17,248	82,725	69,643
Other	5,105	2,262	16,263	6,996

Total revenues	239,639	65,489	672,207	228,425

Expenses
Cost of gas purchased	121,633	—	303,912	—
Operating	10,043	6,224	32,685	21,773
Exploration	9,367	11,155	40,917	26,058
Taxes other than income	4,524	2,304	16,005	10,480
General and administrative	11,830	8,096	35,706	26,170
Impairment of oil and gas properties	1,297	655	4,785	655
Loss on assets held for sale	—	7,541	—	7,541
Depreciation, depletion and amortization	20,613	14,230	76,937	54,952

Total expenses	179,307	50,205	510,947	147,629

Operating income	60,332	15,284	161,260	80,796
Other income (expense)
Interest expense	(4,248)	(3,099)	(15,318)	(7,672)
Interest and other income	360	295	1,332	1,101
Unrealized gain (loss) on derivatives	(3,699)	—	(14,885)	—

Income from operations before minority interest and income taxes	52,745	12,480	132,389	74,225
Minority interest	7,423	4,752	29,697	19,023
Income tax expense	17,922	3,029	40,615	21,847

Net income	$27,400	$4,699	$62,077	$33,355

Per share data
Net income per share, basic	$1.47	$0.26	$3.35	$1.82

Net income per share, diluted	$1.46	$0.25	$3.31	$1.81

Weighted average shares outstanding, basic	18,613	18,414	18,546	18,306
Weighted average shares outstanding, diluted	18,818	18,610	18,732	18,467

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets	$177,116	$84,239
Net property and equipment	984,288	665,488
Equity investments	26,672	27,881
Goodwill	7,718	—
Intangibles, net	38,051	—
Other assets	15,451	5,727

Total assets	$1,249,296	$783,335

Liabilities and Shareholders’ Equity
Current liabilities	$151,931	$41,775
Long-term debt	79,000	76,000
Long-term debt of Penn Virginia Resource Partners, L.P.	246,846	112,926
Other liabilities and deferred taxes	148,138	116,883
Minority interest in Penn Virginia Resource Partners, L.P.	312,832	182,891
Shareholders’ equity	310,549	252,860

Total liabilities and shareholders’ equity	$1,249,296	$783,335

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating Activities
Net income	$27,400	$4,699	$62,077	$33,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	20,613	14,230	76,937	54,952
Unrealized loss on derivatives	3,699	—	14,885	—
Impairment of oil and gas properties	1,297	655	4,785	655
Minority interest	7,423	4,752	29,697	19,023
Loss on assets held for sale	—	7,541	—	7,541
Deferred income taxes	6,701	5,911	17,494	19,225
Dry hole and unproved leasehold expense	5,815	6,688	27,464	16,010
Other	1,797	2,850	8,261	5,229

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	74,745	47,326	241,600	155,990
Changes in operating assets and liabilities	7,035	(1,155)	(10,885)	(9,625)

Net cash provided by operating activities	81,780	46,171	230,715	146,365

Investing Activities
Proceeds from sale of properties	10	534	17,385	1,559
Additions to property and equipment	(53,586)	(37,310)	(183,314)	(125,241)
Acquisitions, net of cash acquired	(551)	—	(291,318)	(28,442)
Other	—	369	—	767

Net cash used in investing activities	(54,127)	(36,407)	(457,247)	(151,357)

Financing Activities
Dividends paid	(2,091)	(2,072)	(8,341)	(8,248)
Distributions paid to minority interest holders	(8,490)	(5,557)	(30,737)	(21,892)
Proceeds from issuance of PVR partners’ capital	(19)	—	126,456	—
Net proceeds from (repayments of) PVA borrowings	(10,000)	3,000	3,000	12,000
Net proceeds from (repayments of) PVR borrowings	(3,000)	—	137,200	26,000
Payments for debt issuance costs	(450)	(1,234)	(2,835)	(1,234)
Issuance of stock	304	1,986	2,231	5,829

Net cash provided by (used in) financing activities	(23,746)	(3,877)	226,974	12,455

Net increase (decrease) in cash and cash equivalents	3,907	5,887	442	7,463
Cash and cash equivalents-beginning balance	22,006	19,584	25,471	18,008

Cash and cash equivalents-ending balance	$25,913	$25,471	$25,913	$25,471

PENN VIRGINIA CORPORATION

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
Three months ended December 31, 2005	Amount	(per Mcfe) *		Amount	(per Mcf)
Production
Oil, condensate and gas (MMcfe)	7,156
Natural gas (MMcf)	6,724
Crude oil and condensate (Mbbl)	72
Coal royalty tons (thousands of tons)			7,731
Inlet volumes (MMcf)				11,912
Revenues
Natural gas	$75,416	$11.22	$—	$—		$—	$75,416
Oil and condensate	3,664	50.89	—	—		—	3,664
Natural gas midstream	—		—	133,650		—	133,650
Coal royalties	—		21,804	—		—	21,804
Other	19		4,522	511		53	5,105

Total revenues	79,099	11.05	26,326	134,161	$11.26	53	239,639

Expenses
Cost of gas purchased	—	—	—	121,633	10.21	—	121,633
Operating	5,671	0.79	1,651	2,721	0.23	—	10,043
Exploration	9,367	1.31	—	—	—	—	9,367
Taxes other than income	3,704	0.52	402	338	0.03	80	4,524
General and administrative	3,015	0.42	3,025	2,625	0.22	3,165	11,830
Impairment of oil and gas properties	1,297	0.18	—	—	—	—	1,297
Depreciation, depletion and amortization	11,953	1.67	4,450	3,941	0.33	269	20,613

Total expenses	35,007	4.89	9,528	131,258	11.02	3,514	179,307

Operating income (loss)	$44,092	$6.16	$16,798	$2,903	$0.24	$(3,461)	$60,332

Additions to property and equipment and acquisitions, net of cash acquired	$49,237		$1,699	$3,001		$200	$54,137

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
Three months ended December 31, 2004	Amount	(per Mcfe) *		Amount	(per Mcf)
Production
Oil, condensate and gas (MMcfe)	6,508
Natural gas (MMcf)	5,974
Crude oil and condensate (Mbbl)	89
Coal royalty tons (thousands of tons)			7,316
Revenues
Natural gas	$42,484	$7.11	$—	$—		$—	$42,484
Oil and condensate	3,495	39.27	—	—		—	3,495
Coal royalties	—		17,248	—		—	17,248
Other	(321)		2,290	—		293	2,262

Total revenues	45,658	7.02	19,538	—	$—	293	65,489

Expenses
Operating	4,424	0.68	1,650	—	—	150	6,224
Exploration	11,155	1.71	—	—		—	11,155
Taxes other than income	2,017	0.31	195	—	—	92	2,304
General and administrative	2,609	0.40	2,271	—	—	3,216	8,096
Impairment of oil and gas properties	655	0.10	—	—	—	—	655
Loss on assets held for sale	7,541	1.16	—	—	—	—	7,541
Depreciation, depletion and amortization	9,871	1.52	4,247	—	—	112	14,230

Total expenses	38,272	5.88	8,363	—	—	3,570	50,205

Operating income (loss)	$7,386	$1.14	$11,175	$—	$—	$(3,277)	$15,284

Additions to property and equipment and acquisitions, net of cash acquired	$37,089		$149	$—		$72	$37,310

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

(1)	Natural Gas Midstream segment acquired in March 2005.

PENN VIRGINIA CORPORATION

FULL YEAR SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
Year ended December 31, 2005	Amount	(per Mcfe)*		Amount	(per Mcf)
Production
Oil, condensate and gas (MMcfe)	27,362
Natural gas (MMcf)	25,550
Crude oil and condensate (Mbbl)	302
Coal royalty tons (thousands of tons)			30,227
Inlet volumes (MMcf)				38,875
Revenues
Natural gas	$212,427	$8.31	$—	$—		$—	$212,427
Oil and condensate	13,792	45.67	—	—		—	13,792
Natural gas midstream	—		—	347,000		—	347,000
Coal royalties	—		82,725	—		—	82,725
Other	600		13,030	1,936		697	16,263

Total revenues	226,819	8.29	95,755	348,936	$8.98	697	672,207

Expenses
Cost of gas purchased	—	—	—	303,912	7.82	—	303,912
Operating	17,300	0.63	5,755	9,347	0.24	283	32,685
Exploration	40,917	1.50	—	—	—	—	40,917
Taxes other than income	13,188	0.48	1,129	1,268	0.03	420	16,005
General and administrative	9,264	0.34	8,987	6,732	0.17	10,723	35,706
Impairment of oil and gas properties	4,785	0.17	—	—	—	—	4,785
Depreciation, depletion and amortization	45,730	1.67	17,890	12,738	0.33	579	76,937

Total expenses	131,184	4.79	33,761	333,997	8.59	12,005	510,947

Operating Income	$95,635	$3.50	$61,994	$14,939	$0.38	$(11,308)	$161,260

Additions to property and equipment and acquisitions, net of cash acquired (2)	$169,370		$112,497	$206,811		$350	$489,028

	Oil and Gas		Coal	Natural Gas Midstream (1)		All Other	Consolidated
Year ended December 31, 2004	Amount	(per Mcfe)*		Amount	(per Mcf)
Production
Oil and gas (MMcfe)	24,455
Natural gas (MMcf)	22,079
Crude oil (Mbbl)	396
Coal royalty tons (thousands of tons)			31,181
Revenues
Natural gas	$138,422	$6.27	$—	$—		$—	$138,422
Oil and condensate	13,364	33.75	—	—		—	13,364
Natural gas midstream	—		—	—		—	—
Coal royalties	—		69,643	—		—	69,643
Other	(114)		5,987	—		1,123	6,996

Total revenues	151,672	6.20	75,630	—	$—	1,123	228,425

Expenses
Cost of gas purchased	—	—	—	—	—	—	—
Operating	13,949	0.57	7,224	—	—	600	21,773
Exploration	26,058	1.07	—	—	—	—	26,058
Taxes other than income	9,325	0.38	948	—	—	207	10,480
General and administrative	8,336	0.34	8,307	—	—	9,527	26,170
Impairment of oil and gas properties	655	0.03	—	—	—	—	655
Loss on assets held for sale	7,541	0.31	—		—	—	7,541
Depreciation, depletion and amortization	35,886	1.47	18,632	—	—	434	54,952

Total expenses	101,750	4.17	35,111	—	—	10,768	147,629

Operating Income	$49,922	$2.03	$40,519	$—	$—	$(9,645)	$80,796

Additions to property and equipment and acquisitions, net of cash acquired (3)	$123,977		$2,148	$—		$176	$126,301

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

(1)	Natural Gas Midstream segment acquired in March 2005.

(2)	Coal segment includes noncash expenditures of $14.4 million.

(3)	Coal segment includes noncash expenditures of $1.1 million.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$81,780	$46,171	$230,715	$146,365
Adjustments:
Changes in operating assets and liabilities	(7,035)	1,155	10,885	9,625

Operating cash flow (see Note 1 below)	$74,745	$47,326	$241,600	$155,990

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$53,586	$37,310	$183,314	$125,241
Acquisitions, net of cash acquired	551	—	291,318	28,442
Seismic expenditures	960	4,097	7,836	9,195
Delay rentals and other expenditures	1,118	669	3,935	1,123
Noncash lease acquisitions	—	—	14,396	1,060
Sale of lease rights	—	—	(6,625)	—
Less: Capitalized interest	(1,071)	(610)	(3,496)	(2,007)
Add: Change in noncash well accruals	(1,114)	138	(375)	3,176

Capital expenditures (see Note 2 below)	$54,030	$41,604	$490,303	$166,230

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, plus seismic expenditures, delay rentals and other expenditures, and non-cash well accruals, minus capitalized interest. Management believes capital expenditures provide useful information regarding the Company's capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2006.

	Actual
	Fourth Quarter 2005	YTD 2005	2006 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	6.7	25.6	27.0	—	28.8
Crude oil and condensate (Mbbl) - See Note b	72	302	252	—	275
Equivalent production (Bcfe)	7.1	27.4	28.5	—	30.5
Equivalent daily production (MMcfe)	77.8	75.0	78.1	—	83.6
Expenses:
Direct expenses	$12.4	39.8	43.0	—	47.0
Exploration	$9.4	40.9	34.0	—	38.0
Depreciation, depletion and amortization ($ per Mcfe)	$1.67	1.67	1.60	—	1.70
Capital Expenditures:
Development drilling	$33.3	110.1	123.0	—	135.0
Exploratory drilling	$3.6	17.3	33.0	—	36.0
Pipeline, gathering, facilities	$1.2	5.1	20.0	—	22.0
Seismic	$1.0	7.9	6.0	—	7.0
Lease acquisition, field projects and other	$10.0	30.2	16.0	—	18.0
Total Oil & Gas Capital Expenditures	$49.1	170.6	198.0	—	218.0
Coal Segment (PVR):
Coal royalty tons (millions)	7.7	30.2	31.5	—	34.5
Revenues:
Average royalty per ton	$2.82	2.74	2.65	—	2.75
Other	$4.5	13.0	12.0	—	14.0
Expenses:
Direct expenses	$5.1	15.9	15.0	—	17.0
Depreciation, depletion and amortization	$4.5	17.9	21.0	—	23.0
Capital Expenditures:
Coal segment acquisitions	$1.0	106.5		N/A
Coal segment other expenditures	$1.1	6.0	16.0	—	18.0
Total Coal Capital Expenditures	$2.1	112.5
Natural Gas Midstream Segment (PVR): see Note c
Inlet volumes (MMcf per day) - see Note d	129	127	115	—	130
Expenses:
Direct expenses	$5.7	17.3	19.0	—	22.0
Depreciation, depletion and amortization	$3.9	12.7	14.0	—	16.0
Capital Expenditures:
Midstream segment acquisitions, net of cash acquired	$0.1	199.2		N/A
Midstream segment other expenditures	$2.9	7.6	8.0	—	10.0
Total Midstream Capital Expenditures	$3.0	206.8
Corporate and Other:
General and administrative expense	$3.2	10.7	10.0	—	12.0
Interest expense:
PVA average long-term debt outstanding	$86.5	84.2	85.0	—	95.0
PVA interest rate	6.4%	5.6%	5.8%	—	6.3%
Percentage capitalized - see Note e	80%	78%	60%	—	70%
PVR average long-term debt outstanding	$256.4	209.2	250.0	—	260.0
PVR interest rate assumed	5.2%	5.6%	5.6%	—	6.0%
Minority interest in PVR - see Note f	$7.4	29.7	see Note f
Income tax rate - see Note g	40%	40%		40%
Other capital expenditures	$0.2	0.4	3.0	—	4.0

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a - The oil and gas segment’s natural gas hedging positions as of December 31, 2005, are summarized below:

	Average Mmbtu Per Day	Weighted Average Price per Mmbtu
		Collars
		Floor	Ceiling
First Quarter 2006	36,344	$7.12	$12.07
Second Quarter 2006	28,330	$6.94	$11.81
Third Quarter 2006	22,000	$7.82	$12.25
Fourth Quarter 2006	20,011	$8.23	$15.32
First Quarter 2007	15,000	$9.00	$19.20
Second Quarter 2007	10,000	$7.00	$12.65
Third Quarter 2007	10,000	$7.00	$12.65
Fourth Quarter 2007 (October only)	10,000	$7.00	$12.65

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any, that may be hedged.

b - The oil and gas segment’s oil hedging positions as of December 31, 2005, are summarized below:

	Average Bbls Per Day	Weighted Average Price per Bbl Collars

		Floor	Ceiling
First Quarter 2006 (Jan and Feb only)	200	$42.00	$47.75

c - Actual results include the natural gas midstream segment from the date of the Cantera Acquisition in March 2005.

d - The natural gas midstream segment’s ethane and propane (revenues), crude oil (revenues) and natural gas (cost of gas purchased) hedging positions as of December 31, 2005, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps	(gallons	)	(per gallon	)
First Quarter 2006 - Fourth Quarter 2006	68,800		$0.4770
First Quarter 2007 - Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 - Fourth Quarter 2008	34,440		$0.4700

Propane Swaps	(gallons	)	(per gallon	)
First Quarter 2006 - Fourth Quarter 2006	52,080		$0.7060
First Quarter 2007 - Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 - Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps	(Bbls	)	(per Bbl	)
First Quarter 2006 - Fourth Quarter 2006	1,100		$44.45
First Quarter 2007 - Fourth Quarter 2007	560		$50.80
First Quarter 2008 - Fourth Quarter 2008	560		$49.27

Natural Gas Swaps	(Mmbtu	)	(per Mmbtu	)
First Quarter 2006 - Fourth Quarter 2006	7,500		$7.05
First Quarter 2007 - Fourth Quarter 2008	4,000		$6.97

e - The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f - Penn Virginia owns 39 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 61 percent owned by parties other than Penn Virginia.

g - Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company's income tax expense for the full year.